Exhibit 99

FOR IMMEDIATE RELEASE

September 20, 2017

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2018 FIRST-QUARTER RESULTS

•	Net sales declined 4 percent to $3.8 billion; organic net sales¹ also declined 4 percent

•	Operating profit declined 3 percent; total segment operating profit was down 16 percent in constant currency

•	Diluted earnings per share (EPS) increased 3 percent to $0.69; adjusted diluted EPS totaled $0.71, down 9 percent in constant currency

•	Operating cash flow increased 59 percent to $590 million; free cash flow more than doubled to $474 million

•	Company reaffirms fiscal 2018 full-year outlook including organic net sales down 1 to 2 percent, constant-currency total segment operating profit between flat and up 1 percent, an increase in adjusted operating profit margin, and adjusted diluted EPS up 1 to 2 percent in constant currency

¹ Please see Note 8 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – September 20, 2017 – General Mills (NYSE: GIS) today reported results for the first quarter ended August 27, 2017.

“Our number one priority in fiscal 2018 is strengthening our topline performance,” said General Mills Chief Executive Officer Jeff Harmening. “Our first-quarter net sales finished in line with our expectations, and our focus on our global growth priorities drove important improvement in our retail sales trends. This included a 300 basis point improvement in the U.S., with better results in each of our top 5 categories. We anticipated a slow start to the year on the bottom line, and we continue to expect sequential improvement in profitability in the coming quarters. Looking ahead, we’re taking deliberate steps through innovation, brand building, and increased organizational agility to position the company for long-term top- and bottom-line growth, in line with our shareholder return model.”

General Mills’ approach to long-term shareholder value creation focuses on generating a balance of topline growth and margin expansion, combined with disciplined focus on cash conversion and cash returns. The company is pursuing its Consumer First strategy by increasing investment in innovation and brand building to drive improved net sales performance. For fiscal 2018, the company has identified four global growth priorities: 1) growing cereal globally, including CPW; 2) improving U.S. yogurt through innovation; 3) investing in differential growth opportunities including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 4) managing Foundation brands with appropriate investment. By directing resources toward these global priorities, General Mills expects to drive a 200 to 300 basis point improvement in its organic net sales trends in fiscal 2018, which represents an important step in returning the business to consistent organic net sales growth.

First Quarter Results Summary

•	Reported net sales declined 4 percent to $3.77 billion. Organic net sales was also down 4 percent, primarily reflecting volume declines in the North America Retail and Asia & Latin America segments.

•	Gross margin decreased 150 basis points to 34.8 percent of net sales. Adjusted gross margin, which excludes certain items affecting comparability, decreased 230 basis points to 35.1 percent, driven by higher input costs including currency-driven inflation on imported products, deleverage, and unfavorable trade expense phasing.

•	Operating profit totaled $626 million, down 3 percent from last year due to lower sales partially offset by lower restructuring costs. Operating profit margin of 16.6 percent increased 10 basis points. Adjusted operating profit margin decreased 210 basis points to 17.1 percent, primarily reflecting lower adjusted gross margin and a 1 percent increase in advertising and media expense, partially offset by benefits from cost savings initiatives.

•	Total segment operating profit of $664 million was down 16 percent in constant currency.

•	Net earnings attributable to General Mills totaled $405 million, down 1 percent from a year ago. Diluted EPS of $0.69 increased 3 percent, with lower net earnings offset by 4 percent fewer average diluted shares outstanding.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.71 in the first quarter, down 9 percent from the prior year. Constant-currency adjusted diluted EPS also declined 9 percent, reflecting lower adjusted operating profit, partially offset by lower interest, taxes, and average diluted shares outstanding in the quarter.

Operating Segment Results

Components of Fiscal 2018 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(3) pts	(2) pts	--	(5)%
Convenience Stores & Foodservice	--	--	--	Flat
Europe & Australia	(1) pt	3 pts	1 pt	3%
Asia & Latin America	(17) pts	9 pts	--	(8)%
Total	(4) pts	--	--	(4)%

Components of Fiscal 2018 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(3) pts	(2) pts	(5)%	--	--	(5)%
Convenience Stores & Foodservice	--	--	Flat	--	--	Flat
Europe & Australia	(1) pt	3 pts	2%	1 pt	--	3%
Asia & Latin America	(17) pts	9 pts	(8)%	--	--	(8)%
Total	(4) pts	--	(4)%	--	--	(4)%

Fiscal 2018 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(15)%	(15)%
Convenience Stores & Foodservice	(8)%	(8)%
Europe & Australia	(30)%	(31)%
Asia & Latin America	(31)%	(33)%

Total	(16)%	(16)%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment totaled $2.44 billion, down 5 percent from the prior year, reflecting low single-digit declines in contributions from volume and net price realization and mix. Organic net sales also declined 5 percent. Net sales were down double-digits in the U.S. Yogurt operating unit, driven by continued declines for Yoplait Greek and Yoplait Light products, partially offset by benefits from the new Oui by Yoplait product launch. Net sales in the U.S. cereal operating unit were down 7 percent, reflecting a reduction in customer inventory levels and unfavorable trade expense phasing, though cereal retail sales performance was much stronger, with sales in Nielsen-measured outlets down 1 percent. U.S. Snacks net sales declined 2 percent in the quarter, with declines on Fiber One partially offset by growth on Lärabar and Nature Valley. Segment operating profit of $533 million was down 15 percent due primarily to lower volume, unfavorable trade expense phasing, higher input costs, and an increase in advertising and media expense.

Convenience Stores & Foodservice Segment

First-quarter net sales for the Convenience Stores & Foodservice segment were essentially flat to year-ago levels at $447 million, due largely to growth in cereal and frozen meals offset by declines in yogurt and biscuits. Organic net sales were also flat to last year. Segment operating profit totaled $85 million compared to $93 million in the prior year, driven by higher input costs, unfavorable mix, and a comparison to 16 percent profit growth in the year-ago period.

Europe & Australia Segment

First-quarter net sales for the Europe & Australia segment increased 3 percent to $492 million, with benefits from net price realization and mix and favorable foreign currency exchange, partially offset by a modest decline in contributions from volume. Organic net sales increased 2 percent. Innovation, brand-building, and geographic expansion drove sales and share growth for Häagen-Dazs ice cream and Nature Valley and Fiber One snacks, while Yoplait yogurt sales declined. Segment operating profit of $31 million was down $13 million versus the prior year, primarily driven by significant input cost inflation, including currency-driven inflation on products imported into the U.K.

Asia & Latin America Segment

First-quarter net sales for the Asia & Latin America segment totaled $392 million, down 8 percent from the prior year, primarily due to the timing shift in reporting calendar in fiscal 2017 and challenges related to an enterprise reporting system implementation in Brazil. Organic net sales also declined 8 percent. Segment operating profit decreased to $16 million from $22 million a year ago, reflecting lower sales as well as currency-driven inflation on imported products.

Joint Venture Summary

First-quarter net sales for Cereal Partners Worldwide (CPW) grew 2 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) increased 14 percent. Combined after-tax earnings from joint ventures declined 2 percent to $24 million. On a constant-currency basis, after-tax earnings from joint ventures were down 1 percent.

Other Income Statement Items

Unallocated corporate items totaled $33 million net expense in the first quarter of fiscal 2018, compared to $82 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $22 million net expense this year compared to $37 million net expense last year.

Restructuring, impairment, and other exit costs totaled $5 million in the quarter compared to $59 million a year ago. An additional $14 million of restructuring and project-related charges were recorded in cost of sales this year compared to $27 million a year ago (please see Note 4 below for more information on these charges).

Net interest expense totaled $72 million in the first quarter, a decrease of 2 percent from year-ago levels. The effective tax rate in the quarter was 30.4 percent, compared to 30.9 percent last year (please see Note 7 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 30.5 percent, compared to 31.4 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $590 million in the first quarter of fiscal 2018, up 59 percent from the prior year due to further improvements in accounts payable as well as changes in trade and incentive accruals. Capital investments in the quarter totaled $116 million, down 24 percent from the prior year. Dividends paid totaled $284 million. General Mills repurchased 10.9 million shares of common stock for a total of $600 million. Average diluted shares outstanding for the first quarter declined 4 percent to 587 million.

Outlook

Harmening said, “We’re encouraged by the improvement we saw in first-quarter retail sales trends, and we’re confident that improved momentum will translate into stronger organic net sales results in the rest of the year, beginning in the second quarter. Importantly, we remain on track to deliver our fiscal 2018 goals in a challenging and dynamic environment.”

General Mills reiterated its key full-year fiscal 2018 targets:

•	Organic net sales are expected to decline 1 to 2 percent, an improvement of 200 to 300 basis points over fiscal 2017 results.

•	Constant-currency total segment operating profit is expected to be in a range between flat and up 1 percent.

•	Adjusted operating profit margin is expected to be above year-ago levels.

•	Constant-currency adjusted diluted EPS is expected to increase 1 to 2 percent from the base of $3.08 earned in fiscal 2017. The company now estimates currency translation will be a 1 cent benefit to full-year fiscal 2018 adjusted diluted EPS.

General Mills will hold a briefing for investors today, September 20, 2017, beginning at 8:30 a.m. Eastern time. You can access the webcast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information GENERAL MILLS, INC. AND SUBSIDIARIES (Unaudited) (In Millions, Except per Share Data)
	Quarter Ended
	Aug. 27, 2017	Aug. 28, 2016	% Change
Net sales	$3,769.2	$3,907.9	(3.5)%
Cost of sales	2,459.1	2,491.0	(1.3)%
Selling, general, and administrative expenses	679.1	712.2	(4.6)%
Restructuring, impairment, and other exit costs	5.2	58.9	(91.2)%

Operating profit	625.8	645.8	(3.1)%
Interest, net	72.4	73.9	(2.0)%

Earnings before income taxes and after-tax earnings from joint ventures	553.4	571.9	(3.2)%
Income taxes	168.5	176.6	(4.6)%
After-tax earnings from joint ventures	23.7	24.2	(2.1)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	408.6	419.5	(2.6)%
Net earnings attributable to redeemable and noncontrolling interests	3.9	10.5	(62.9)%

Net earnings attributable to General Mills	$404.7	$409.0	(1.1)%

Earnings per share - basic	$0.70	$0.68	2.9%

Earnings per share - diluted	$0.69	$0.67	3.0%

Dividends per share	$0.49	$0.48	2.1%

	Quarter Ended
Comparisons as a % of net sales:	Aug. 27, 2017	Aug. 28, 2016	Basis Pt Change
Gross margin	34.8%	36.3%	(150)
Selling, general, and administrative expenses	18.0%	18.2%	(20)
Operating profit	16.6%	16.5%	10
Net earnings attributable to General Mills	10.7%	10.5%	20

	Quarter Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	Aug. 27, 2017	Aug. 28, 2016	Basis Pt Change
Adjusted gross margin	35.1%	37.4%	(230)
Adjusted operating profit	17.1%	19.2%	(210)
Adjusted net earnings attributable to General Mills	11.0%	12.2%	(120)

(a) See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information GENERAL MILLS, INC. AND SUBSIDIARIES (Unaudited) (In Millions)

	Quarter Ended

	Aug. 27, 2017	Aug. 28, 2016	% Change
Net sales:
North America Retail	$2,438.2	$2,557.0	(4.6)%
Europe & Australia	491.9	478.4	2.8%
Convenience Stores & Foodservice	447.1	446.3	0.2%
Asia & Latin America	392.0	426.2	(8.0)%
Total	$3,769.2	$3,907.9	(3.5)%
Operating profit:
North America Retail	$533.2	$628.2	(15.1)%
Europe & Australia	30.6	43.9	(30.3)%
Convenience Stores & Foodservice	84.8	92.7	(8.5)%
Asia & Latin America	15.5	22.3	(30.5)%
Total segment operating profit	664.1	787.1	(15.6)%
Unallocated corporate items	33.1	82.4	(59.8)%
Restructuring, impairment, and other exit costs	5.2	58.9	(91.2)%
Operating profit	$625.8	$645.8	(3.1)%

	Quarter Ended

	Aug. 27, 2017	Aug. 28, 2016	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	21.9%	24.6%	(270)
Europe & Australia	6.2%	9.2%	(300)
Convenience Stores & Foodservice	19.0%	20.8%	(180)
Asia & Latin America	4.0%	5.2%	(120)
Total segment operating profit	17.6%	20.1%	(250)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 27, 2017	Aug. 28, 2016	May 28, 2017
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$820.8	$765.7	$766.1
Receivables	1,546.5	1,446.1	1,430.1
Inventories	1,595.2	1,547.5	1,483.6
Prepaid expenses and other current assets	376.0	433.7	381.6

Total current assets	4,338.5	4,193.0	4,061.4
Land, buildings, and equipment	3,648.1	3,655.3	3,687.7
Goodwill	8,832.3	8,758.2	8,747.2
Other intangible assets	4,593.3	4,552.2	4,530.4
Other assets	797.4	754.4	785.9

Total assets	$22,209.6	$21,913.1	$21,812.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,172.9	$1,944.8	$2,119.8
Current portion of long-term debt	604.7	1,103.4	604.7
Notes payable	1,660.3	690.5	1,234.1
Other current liabilities	1,452.0	1,476.4	1,372.2

Total current liabilities	5,889.9	5,215.1	5,330.8
Long-term debt	7,822.7	7,078.0	7,642.9
Deferred income taxes	1,761.0	1,442.7	1,719.4
Other liabilities	1,485.6	2,047.7	1,523.1

Total liabilities	16,959.2	15,783.5	16,216.2

Redeemable interest	967.5	841.0	910.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,070.7	1,185.1	1,120.9
Retained earnings	13,259.3	12,734.6	13,138.9
Common stock in treasury, at cost, shares of 186.4, 160.0 and 177.7	(8,269.7)	(6,602.2)	(7,762.9)
Accumulated other comprehensive loss	(2,232.0)	(2,484.7)	(2,244.5)

Total stockholders’ equity	3,903.8	4,908.3	4,327.9
Noncontrolling interests	379.1	380.3	357.6

Total equity	4,282.9	5,288.6	4,685.5

Total liabilities and equity	$22,209.6	$21,913.1	$21,812.6

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 27, 2017	Aug. 28, 2016
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$408.6	$419.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	145.1	152.5
After-tax earnings from joint ventures	(23.7)	(24.2)
Distributions of earnings from joint ventures	29.0	26.4
Stock-based compensation	29.6	38.8
Deferred income taxes	38.2	36.0
Pension and other postretirement benefit plan contributions	(5.9)	(11.3)
Pension and other postretirement benefit plan costs	1.1	8.9
Restructuring, impairment, and other exit costs	(9.2)	56.6
Changes in current assets and liabilities	(17.8)	(327.6)
Other, net	(4.5)	(4.8)

Net cash provided by operating activities	590.5	370.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(116.3)	(153.5)
Investments in affiliates, net	(6.6)	8.1
Proceeds from disposal of land, buildings, and equipment	0.4	0.4
Exchangeable note	-	13.0
Other, net	(0.3)	4.7

Net cash used by investing activities	(122.8)	(127.3)

Cash Flows - Financing Activities
Change in notes payable	413.8	419.6
Proceeds from common stock issued on exercised options	41.0	63.6
Purchases of common stock for treasury	(600.3)	(399.7)
Dividends paid	(284.3)	(290.9)
Distributions to noncontrolling and redeemable interest holders	(1.5)	(1.2)
Other, net	(20.0)	(29.6)

Net cash used by financing activities	(451.3)	(238.2)

Effect of exchange rate changes on cash and cash equivalents	38.3	(3.3)

Increase in cash and cash equivalents	54.7	2.0
Cash and cash equivalents - beginning of year	766.1	763.7

Cash and cash equivalents - end of period	$820.8	$765.7

Cash Flow from changes in current assets and liabilities:
Receivables	$(88.1)	$(81.7)
Inventories	(89.9)	(122.2)
Prepaid expenses and other current assets	12.1	(34.2)
Accounts payable	78.6	(49.7)
Other current liabilities	69.5	(39.8)

Changes in current assets and liabilities	$(17.8)	$(327.6)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

In the third quarter of fiscal 2017, we announced a new global organization structure to streamline our leadership, enhance global scale, and drive improved operational agility to maximize our growth capabilities. As a result of this global reorganization, beginning in the third quarter of fiscal 2017, we report results for our four operating segments as follows: North America Retail; Convenience Stores & Foodservice; Europe & Australia; and Asia & Latin America. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

Our North America Retail operating segment consists of our former U.S. Retail operating units and our Canada region. Within our North America Retail operating segment, our former U.S. Meals operating unit and U.S. Baking operating unit have been combined into one operating unit: U.S. Meals & Baking. Our Convenience Stores & Foodservice operating segment was unchanged. Our Europe & Australia operating segment consists of our former Europe region. Our Asia & Latin America operating segment consists of our former Asia/Pacific and Latin America regions.

(3)

During the second quarter of fiscal 2017, we sold our Martel, Ohio manufacturing facility in our Convenience Stores & Foodservice segment and simultaneously entered into a co-packing arrangement with the purchaser. We received $17.5 million in cash, and recorded a pre-tax loss of $13.5 million.

(4)

We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended
In Millions	Aug. 27, 2017	Aug. 28, 2016
Cost of sales	$12.3	$13.6
Restructuring, impairment, and other exit costs	5.2	58.9

Total restructuring charges	17.5	72.5

Project-related costs classified in cost of sales	$1.2	$13.8

Details of our current restructuring initiatives were as follows:

	As Reported
	Quarter Ended				Fiscal Years		Estimated
In Millions	Aug. 27, 2017		Aug. 28, 2016		2015 - 2017		Future		Total
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Savings (b)
Global reorganization	$0.8	$15.6	$-	$-	$72.1	$20.0	$2	$39	$75	$75
Closure of Melbourne, Australia plant	2.1	0.8	-	-	21.9	1.6	10	1	34	3
Restructuring of certain international product lines	-	-	36.4	3.3	45.1	10.3	(3)	(10)	42	-
Closure of Vineland, New Jersey plant	13.4	6.0	20.9	-	41.4	7.3	-	(1)	55	12
Project Compass	(0.2)	2.4	1.0	4.3	54.3	48.9	-	3	54	54
Project Century	1.4	1.6	14.2	7.6	408.4	95.5	4	46	414	143
Project Catalyst	-	-	-	(0.4)	140.9	94.1	-	-	141	94
Combination of certain operational facilities		0.3	-	1.1	13.3	16.3	2	(3)	15	14

Total restructuring charges (a)	17.5	26.7	72.5	15.9	797.4	294.0	15	75	830	395
Project-related costs	1.2	2.7	13.8	16.7	114.6	111.1	12	16	128	130

Restructuring charges and project-related costs	$18.7	$29.4	$86.3	$32.6	$912.0	$405.1	$27	$91	$958	$525	$700

(a)	Includes $12.3 million of restructuring charges recorded in cost of sales in the first quarter of fiscal 2018 and $13.6 million in the first quarter of fiscal 2017.
(b)	Cumulative annual savings versus fiscal 2015 base, targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(5)

Unallocated corporate expense totaled $33 million in the first quarter of fiscal 2018 compared to $82 million in the same period in fiscal 2017. In the first quarter of fiscal 2018, we recorded $12 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales compared to $14 million of restructuring charges and $14 million of restructuring initiative project-related costs in cost of sales in the same period last year. In addition, we recorded a $2 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the first quarter of fiscal 2018 compared to a $17 million net increase in expense in the same period last year.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 27, 2017	Aug. 28, 2016
Net earnings attributable to General Mills	$404.7	$409.0

Average number of common shares - basic EPS	576.5	600.0
Incremental share effect from: (a)
Stock options	8.3	9.5
Restricted stock, restricted stock units, and other	2.1	2.9
Average number of common shares - diluted EPS	586.9	612.4

Earnings per share - basic	$0.70	$0.68
Earnings per share - diluted	$0.69	$0.67

(a) Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)

The effective tax rate for the first quarter of fiscal 2018 was 30.4 percent compared to 30.9 percent for the first quarter of fiscal 2017. The 0.5 percentage point decrease was primarily due to the impact of the prospective adoption of the new accounting standard related to windfall tax benefits from stock-based payments, partially offset by certain discrete items.

(8)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2018 outlook for organic net sales growth, constant currency total segment operating profit and adjusted diluted EPS, and adjusted operating profit margin are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, and mark-to-market effects. Our fiscal 2018 outlook for organic net sales growth also excludes the effect of acquisitions and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2018. The unavailable information could have a significant impact on our fiscal 2018 GAAP financial results.

For fiscal 2018, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to have an immaterial impact on net sales growth; foreign currency exchange rates to have an immaterial impact on total segment operating profit and adjusted diluted EPS growth; and total restructuring charges and project-related costs related to actions previously announced to total approximately $42 million.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended
Per Share Data	Aug. 27, 2017	Aug. 28, 2016	Change
Diluted earnings per share, as reported	$0.69	$0.67	3%
Mark-to-market effects (a)(c)	-	0.02
Restructuring charges (b)(c)	0.02	0.08
Project-related costs (b)(c)	-	0.01

Diluted earnings per share, excluding certain items affecting comparability	$0.71	$0.78	(9)%

Foreign currency exchange impact			Flat

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			(9)%

(a)	See Note 5.
(b)	See Note 4.
(c)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency Total Segment Operating Profit Growth Rates

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant- Currency Basis
Quarter Ended Aug. 27, 2017	(16)%	Flat	(16)%

Constant-currency Segment Operating Profit Growth Rates

	Quarter Ended Aug. 27, 2017
	Percentage Change in Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Segment Operating Profit on Constant- Currency Basis
North America Retail	(15)%	Flat		(15)%

Europe & Australia	(30)%	1	pt	(31)%

Asia & Latin America	(31)%	2	pts	(33)%

Constant-currency After-tax Earnings from Joint Ventures Growth Rates

	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Quarter Ended Aug. 27, 2017	(2)%	(1	) pt	(1)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the quarter-over-quarter assessment of operating results.

	Quarter		Ended
In Millions	Aug. 27, 2017		Aug. 28, 2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,310.1	34.8%	$1,416.9	36.3%
Mark-to-market effects (b)	(1.8)	- %	16.6	0.4%
Restructuring charges (c)	12.3	0.3%	13.6	0.3%
Project-related costs (c)	1.2	- %	13.8	0.4%

Adjusted gross margin	$1,321.8	35.1%	$1,460.9	37.4%

Operating profit as reported	$625.8	16.6%	$645.8	16.5%
Mark-to-market effects (b)	(1.8)	- %	16.6	0.4%
Restructuring charges (c)	17.5	0.5%	72.5	1.9%
Project-related costs (c)	1.2	- %	13.8	0.4%

Adjusted operating profit	$642.7	17.1%	$748.7	19.2%

Net earnings attributable to General Mills as reported	$404.7	10.7%	$409.0	10.5%
Mark-to-market effects, net of tax (b)(d)	(1.1)	- %	10.5	0.3%
Restructuring charges, net of tax (c)(d)	11.6	0.3%	48.3	1.2%
Project-related costs, net of tax (c)(d)	0.8	- %	8.8	0.2%

Adjusted net earnings attributable to General Mills	$416.0	11.0%	$476.6	12.2%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.
(d)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended
	Aug. 27, 2017		Aug. 28, 2016

In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$553.4	$168.5	$571.9	$176.6
Mark-to-market effects (b)	(1.8)	(0.7)	16.6	6.1
Restructuring charges (c)	17.5	5.9	72.5	24.2
Project-related costs (c)	1.2	0.3	13.8	5.0
As adjusted	$570.3	$174.0	$674.8	$211.9

Effective tax rate:
As reported		30.4%		30.9%
As adjusted		30.5%		31.4%
Sum of adjustment to income taxes		$5.5		$35.3

Average number of common shares - diluted EPS		586.9		612.4

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.01		$0.06

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 4.

Free Cash Flow

We believe this measure provides useful information to investors because it is an important indication of our ability to generate cash. We define free cash flow as net cash provided by operating activities less purchases of land, buildings, and equipment. The calculation of free cash flow follows:

	Quarter Ended
In Millions	Aug. 27, 2017	Aug. 28, 2016
Net cash provided by operating activities	$590.5	$370.8
Purchases of land, buildings, and equipment	(116.3)	(153.5)
Free cash flow	$474.2	$217.3